SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
Check the appropriate box:

__	Preliminary information statement
__	Confidential, for use of the Commission only
X	Definitive information statement

OnSource Corporation
(Name of Registrant as Specified In Its Charter)

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__	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

__	Fee Paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

ONSOURCE CORPORATION

NOTICE OF ACTION BY WRITTEN CONSENT
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

        Notice is hereby given that we received the written consent, in lieu of a meeting of stockholders, from the holder of a majority of our outstanding voting stock, approving amendments to our certificate of incorporation that will change our name from OnSource Corporation to "Ceragenix Pharmaceuticals, Inc." and increase our authorized shares of common stock, par value $0.0001, from 25,000,000 to 50,000,000 shares.

        You are encouraged to read the attached Information Statement for further information regarding these actions.

        This is not a notice of a meeting of stockholders and no stockholders' meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.
By Order of the Board of Directors
/s/ Steven S. Porter Steven S. Porter, Chief Executive Officer

Denver, Colorado
June 6, 2005

INFORMATION STATEMENT

           The purpose of this Information Statement is to notify the holders of our common stock as of the close of business on May 25, 2005, that on that date we received the written consent, in lieu of a meeting of stockholders, from the holder of 11,191,768 shares of our common stock, representing approximately 90% of our outstanding voting stock, approving amendments to our certificate of incorporation that will change our name from OnSource Corporation to "Ceragenix Pharmaceuticals, Inc." and increase our authorized shares of common stock, par value $0.0001, to 50,000,000.

           This Information Statement is first being mailed or furnished to stockholders on or about June 6, 2005 and the amendments described herein will not become effective until 20 days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses. We will also, upon request, reimburse brokers, banks and similar organizations for reasonable out-of-pocket expenses incurred in forwarding this Information Statement to their clients.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

           The following table sets forth information as of May 25, 2005, with respect to (i) any person who is known to us to be the beneficial owner of five percent (5%) or more of our common stock, (ii) all directors and executive officers individually, and (iii) all shares of our common stock beneficially owned by all of our directors and executive officers as a group(1). As of May 25, 2005, there were 12,398,619 total shares of common stock issued and outstanding held of record by 748 persons. Based on all available information, and except as otherwise noted and subject to community property laws where applicable, we believe that the beneficial owners listed below exercise the sole voting and investment power with respect to the shares that they own. Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership.
Name and Address(1)	Number of Shares	Percent Owned(2)
Steven S. Porter(3)	950,000	7.1
Jeff Sperber(4)	400,000	3.1
Vicki Barone(5) c/o Bathgate Capital Partners 5350 South Roslyn Street Suite 400 Greenwood Village, CO 80111	40,000	*
Jack Cochran 4871 Idylwild Trail Boulder, CO 80301	10,000	*
Frank L. Jennings	55,000	*
John Overturf, Jr.(6) 5373 N. Union, Suite 100 Colorado Springs, CO 80918	124,500	1.0
Dr. Peter Elias(7)	150,000	1.20
Carl Genberg(8)	550,000	4.3
Osmotics Corporation(9) 1444 Wazee Street, Suite 210 Denver, Colorado 80202	13,248,929	91.7
All Executive Officers and Directors as a Group(10)	2,279,500	15.5
_________________________________________________

* means less than 1 percent

(1) Unless otherwise noted, applicable address is c/o Osmotics Pharma, Inc., 1444 Wazee Street, Suite 210, Denver, Colorado 80202.

(2) The percentages shown are calculated based upon 12,398,619 shares of common stock outstanding. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of the date of this Information Statement upon the exercise of options and warrants or conversion of notes are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Includes 475,000 shares that Mr. Porter is entitled to purchase through a currently exercisable option and 475,000 shares that his spouse, Mrs. Francine Porter, is entitled to purchase through a currently exercisable option.

(4) Represents shares that Mr. Sperber is entitled to purchase through a currently exercisable option.

(5) Includes 20,000 shares that are issuable upon the conversion of a convertible debenture and 20,000 shares that are issuable upon the exercise of warrants, all of which were obtained in our recent private placement of convertible debentures.

(6) Includes 50,000 shares that are issuable upon the conversion of a convertible debenture and 50,000 shares that are issuable upon the exercise of warrants, all of which were obtained in our recent private placement of convertible debentures.

(7) Represents shares that Dr. Elias is entitled to purchase through a currently exercisable option.

(8) Represents shares that Mr. Genberg is entitled to purchase through a currently exercisable option.

(9) Includes 1,057,161 shares that Osmotics is entitled to purchase through a currently exercisable warrant. Includes 1,000,000 shares that are issuable to Osmotics upon conversion of our Series A Convertible Preferred Stock, which may be converted into shares of our common stock at any time.

(10) Includes 2,190,000 shares that directors and officers are entitled to purchase through currently exercisable options, warrants or convertible debentures.

CHANGE IN CONTROL

           Effective May 10, 2005, we consummated an Agreement and Plan of Merger dated April 8, 2005 and amended on April 28, 2005 (the "Merger Agreement") between and among our company, OnSource Acquisition Corporation, a wholly-owned subsidiary of the Company ("OAC"), and Osmotics Pharma, Inc., a Colorado corporation ("Pharma"). Pursuant to the Merger Agreement, OAC merged with and into Pharma with Pharma as the surviving corporation, and Pharma became a wholly-owned subsidiary of our company (the "Merger").

           The Merger Agreement provided for consummation of the following principal transactions, all of which were completed on May 10, 2005:
*

Except for 1,000 shares held by a dissenting shareholder, all outstanding shares of Pharma common stock were converted automatically into an aggregate of 11,427,961 shares of our common stock (which represents a conversion ratio of approximately 0.932 shares of our common stock for each share of Pharma common stock) and warrants exercisable to purchase an aggregate of approximately 1,079,472 shares of our common stock at an exercise price of $2.18 per share. The dissenting shareholder will receive cash for his shares as determined by Colorado law related to dissenter's rights.

*	All outstanding shares of Class A Convertible Preferred Stock of Pharma were converted automatically, on a one-to-one basis, into 1,000,000 shares of our Series A Convertible Preferred Stock.
*

Subject to the execution of stock option agreements with our company, holders of options to purchase an aggregate of 2,714,750 shares of Pharma common stock have the right to exchange their Pharma options for options to purchase the same number of shares of our common stock at $1.00 per share.

*

The shares of our common stock issued upon consummation of the Merger represented immediately following the Merger approximately ninety-two (92%) of the total issued and outstanding shares of our common stock.

*

The Company assumed a loan payable to Osmotics Corporation ("Osmotics") with an outstanding principal balance of approximately $746,000. The loan is interest free, and principal payments must be made in monthly installments of between $120,000 and $150,000.

*

The common stock, warrants and options issued to the Pharma securityholders in the Merger will be held in a closing escrow subject to the completion and filing with the Securities and Exchange Commission (the "Commission") of all financial statements and pro forma financial information required by Item 9.01 of Form 8-K.

*	Our board of directors was increased to six directors, and Pharma designated the three directors who filled the resulting vacancies.

           The Merger resulted in a change of control of our company. As a result of the Merger, Osmotics would be deemed the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of an aggregate of 13,248,929 shares of common stock, consisting of 11,191,768 shares of common stock, warrants exercisable to purchase an aggregate of 1,057,161 shares of common stock at an exercise price of $2.18 per share, and 1,000,000 shares of Series A Convertible Preferred Stock. These securities represent approximately 91.6% of the issued and outstanding shares of common stock of the Company, after giving effect to Merger, calculated in accordance with Rule 13d-3 under the Exchange Act.

           Giving effect to the Merger, the Company had issued and outstanding 12,398,619 shares of common stock, warrants exercisable to purchase an aggregate of 3,722,322 shares at exercise prices ranging from $1.00 to $4.00 per share, 1,000,000 shares of Series A Convertible Preferred Stock convertible into 1,000,000 shares of common stock, 6% convertible debentures in the aggregate principal amount of $2,258,500 convertible into shares of common stock at a conversion price of $1.00 per share and stock options exercisable to purchase 2,714,750 shares of common stock at $1.00 per share.

           Prior to the consummation of the Merger Agreement, Osmotics was the owner of an aggregate of 12,000,000 shares of common stock of Pharma, representing approximately 98% of the pre-Merger issued and outstanding shares of Pharma. In addition, Osmotics owned 1,000,000 shares of Class A Convertible Preferred Stock of Pharma. Upon consummation of the Merger Agreement, those securities of Pharma converted automatically into the shares of our common stock, warrants to purchase common stock and the Series A Convertible Preferred Stock as set forth above.

STOCKHOLDER ACTIONS

Introduction

           Effective May 25, 2005, our Board of Directors unanimously approved resolutions to amend our Certificate of Incorporation to change our name from OnSource Corporation to "Ceragenix Pharmaceuticals, Inc." and to increase the number of authorized shares of our common stock, par value $0.0001, from 25,000,000 to 50,000,000 shares. Effective May 25, 2005, a stockholder holding approximately 90% of our outstanding voting stock, acting by written consent, approved and ratified the amendments.

Name Change

Purpose of the Name Change

           The name change has been approved to reflect our recent acquisition of 100% of the issued and outstanding shares of equity securities of Pharma through its merger with one of our wholly-owned subsidiaries. Following our acquisition of Pharma, our primary activity will be to further the development of Pharma's pharmaceutical products. The name change is intended to better identify our company with its new focus and direction.

Effects of the Name Change

           Changing our name will not have any effect on our corporate status, the rights of stockholders or the transferability of outstanding stock certificates. Outstanding stock certificates bearing the name "OnSource Corporation." will continue to be valid and represent shares of Ceragenix Pharmaceuticals, Inc. following the name change. In the future, new stock certificates will be issued bearing our new name, but this will in no way affect the validity of your current stock certificates. Once our name change has become effective, our stock will trade on the OTC Bulletin Board under a new ticker symbol that will be assigned by the NASD. We will issue an announcement informing our stockholders of the new ticker symbol when it has been assigned.

Vote Required

           The affirmative vote of the holders of a majority of our outstanding common stock is required to change our name from OnSource Corporation to "Ceragenix Pharmaceuticals," which vote was obtained by a majority written consent effective May 25, 2005.

Dissenters' Rights of Appraisal

           The Delaware General Corporation Law (the "DGCL") does not provide for appraisal rights in connection with our name change.

Authorization of Increase in Common Stock

Authorization of Securities Otherwise than For Exchange

           Our board of directors unanimously approved a resolution to increase the number of authorized shares of our common stock, par value $0.0001, from 25,000,000 to 50,000,000 shares. The increase in the number of authorized shares was approved to make available additional shares of common stock for issuance in connection with possible future equity financings, acquisitions, stock incentive plans, and for other purposes as determined by our board of directors. Although we will need to engage in an equity financing in the next few months to raise capital for Pharma's product development, we have not reached agreement on the terms of any such financing, and we have no arrangements or understandings with anyone concerning a possible investment. The authorized shares of common stock will be available for issuance without further action by the stockholders, except as may be required by our Certificate of Incorporation and applicable laws and regulations. Each of our current stockholder's percentage ownership interest in us and their proportionate voting power in us will remain the same, unless and until additional shares of common stock are issued.

           Each holder of our common stock is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of the directors.

           The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences that may be granted to holders of preferred stock, each share of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as we may declare. Upon our liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to stockholders.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Delaware Law

          We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Dissenters' Rights of Appraisal

           The DGCL does not provide for appraisal rights in connection with the authorization of additional common stock.

ADDITIONAL INFORMATION

           We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.